Exhibit 1(a)

                              UNDERWRITING AGREEMENT

                                        May 31, 1996

          International Paper Company
          Two Manhattanville Road
          Purchase, New York  10577

          Dear Sirs:

                     We understand that International Paper Company, a New York corporation (the "Company"), proposes to issue and sell $250,000,000 aggregate principal amount of its 7% Notes Due June 1, 2001 (the "Offered Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and CS First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorpo-rated, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters") severally agree to purchase the Offered Securities at a purchase price equal to 99.1785% of the principal amount of the Offered Securities, plus interest, if any, accrued on the Offered Securities from June 5, 1996.

                     The Underwriters will pay for such Offered Securi-ties upon delivery thereof at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York at 10:00 a.m., New York City time, on June 5, 1996, or at such other time as shall be jointly designated by the Under-writers and the Company. Payment for the Offered Securities shall be made by wire transfer or by certified or official bank check or checks payable to the order of the Company in federal or similar same- day funds.

                     The Offered Securities will be issued pursuant to the Indenture relating to Senior Debt Securities dated as of April 1, 1994 (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, N.A., as Trustee, and will have the following terms:

          MATURITY:                   June 1, 2001

          INTEREST RATE:              7% per annum

          INTEREST PAYMENT DATES:     June 1 and December 1, of each
                                      year, commencing December 1, 1996

          REDEMPTION PROVISIONS:      None

          SINKING FUND PROVISIONS:    None

          DEFEASANCE PROVISIONS:      The Senior Indenture provisions
                                      relating to defeasance will apply
                                      to the Offered Securities.

          CONVERSION RIGHTS:          None

          REPURCHASE UPON

          CHANGE OF CONTROL:          The Offered Securities will be
                                      redeemable at the option of the
                                      Holders in the event of a Change
                                      in Control.

                    The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

                    All the provisions contained in the document enti-tled International Paper Company Underwriting Agreement Standard Provisions (Debt), a copy of which you have previ-ously received, except to the extent otherwise provided herein, are herein incorporated by reference in their entire-ty and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.

                    Please confirm your agreement by having an autho-rized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us by telecopy.

                                   Very truly yours,

                                   CS FIRST BOSTON CORPORATION
                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                     INCORPORATED
                                   J.P. MORGAN SECURITIES INC.
                                   MORGAN STANLEY & CO. INCORPORATED

                                   By:  CS FIRST BOSTON CORPORATION

                                   By:  /s/Charles W. Thomas
                                        Name:  Charles W. Thomas
                                        Title: Managing Director
                                               Senior Advisor

          Accepted as of the date hereof:

          INTERNATIONAL PAPER COMPANY

          By:  /s/John R. Jepsen
               Name:  John R. Jepsen
               Title: Assistant Treasurer


                                     SCHEDULE A

                                                          Principal
          Underwriter                                       Amount

          CS First Boston Corporation . . . . . .       $ 62,500,000

          Merrill Lynch, Pierce, Fenner & Smith
                Incorporated  . . . . . . . . . .         62,500,000

          J.P. Morgan Securities Inc. . . . . . .         62,500,000

          Morgan Stanley & Co. Incorporated . . .         62,500,000

               Total  . . . . . . . . . . . . . .       $250,000,000